Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of U-BX Technology Ltd. of our report dated October 30, 2024, relating to the consolidated financial statements of U-BX Technology Ltd. (the “Company”), appearing in the Company’s Annual Report on Form 20-F for the year ended June 30, 2024.

/s/ HTL International, LLC

Houston, Texas

July 30, 2025